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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
J.B. Hunt Transport Services, Inc.:


We consent to the incorporation by reference herein of our report on the Consolidated Financial Statements of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Amendment No. 2 to Form 10-K of J.B. Hunt Transport Services, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a restatement of retained earnings to reflect an increase in insurance claims payable in 2001.


                                                                   /s/  KPMG LLP



Tulsa, Oklahoma
May 29, 2002